Exhibit 99.C

NOTE AND WARRANT PURCHASE AGREEMENT

THIS NOTE AND WARRANT PURCHASE AGREEMENT (“Agreement”) is made as of May 12, 2004, by and among Earthworks Entertainment, Inc., a Delaware corporation (the “Company”), and certain lenders party hereto (each a “Lender” and, collectively, the “Lenders”).

WHEREAS, each Lender intends to loan a certain amount in cash to the Company;

WHEREAS, the parties hereby intend for the Company to issue in return for such consideration a senior secured convertible promissory note and warrant to each of the Lenders under the terms set forth herein; and

WHEREAS, the parties hereto wish to provide for the sale and issuance of such notes and warrants in return for such consideration;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Amount and Terms of the Notes and Warrants.

1.1. Promissory Notes and Warrants. In return for the consideration of an aggregate of $800,000, consisting of $150,000 from each of five Lenders and $50,000 from another Lender (the “Purchase Price”), in cash or via wire transfer to an account specified in writing by the Company, the Company shall sell and issue to each Lender a promissory note in the principal amount of $150,000 or $50,000, as appropriate, in the form attached hereto as Exhibit A (the “Note”) and a warrant to purchase shares of common stock ($0.0015 par value per share) of the Company (the “Common Stock”) in the form attached hereto as Exhibit B (the “Warrant”). Each Note shall have an aggregate initial principal amount of $150,000 or $50,000, as appropriate, shall be dated the date of the Closing, and shall be secured as provided in the Security Agreement of even date herewith by and between the Company and the Lenders (in the form attached hereto as Exhibit C, the “Security Agreement” and together with this Agreement, the Notes and the Warrants, the “Transaction Documents”). The Company shall issue a Warrant to each Lender simultaneously with the issuance of such Lender’s Note.

1.2. Closing. The closing (the “Closing”) of the purchase of the Notes and Warrants in return for the consideration set forth above shall take place at the offices of Dechert LLP at 200 Clarendon Street, 27th Floor, Boston, MA at 9:00 a.m., on the date hereof, or at such other time and place as the parties hereto shall mutually agree upon. At the Closing, each Lender shall pay the Purchase Price to the Company and the Company shall deliver to each Lender the executed Notes and Warrants in return for the Purchase Price paid to the Company.

1.3. Allocation. The Company and the Lenders agree that the fair market value of the Warrants is ninety-six thousand dollars ($96,000) and the issue price of the Notes is seven hundred four thousand dollars ($704,000) for all purposes of the Internal Revenue Code of 1986, as amended (the “Code”). The Company and the Lenders shall report the issue price of the Notes and the value of the Warrants for all purposes in accordance with this allocation.

2. Representations and Warranties of the Company. Except as set forth on the Schedules attached hereto as Exhibit D, in connection with the transactions provided for herein, the Company hereby represents and warrants to the Lenders that:

2.1. Subsidiaries. Except for Planet III, Inc., a wholly owned subsidiary of the Company, the Company has never had, and does not currently have, any subsidiaries and has never owned, and does not currently own, of record or beneficially, directly or indirectly, (i) any shares of capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture, limited liability company or other non-corporate business enterprise and does not control, directly or indirectly, any other entity. The Company owns all of the securities of record of Planet III, Inc., free and clear of all security interests, liens, claims, options, charges, pledges, voting agreement, trusts, encumbrances, rights or restrictions of any nature and such shares of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable.

2.2. Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly subsisting, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties taken as a whole.

2.3. Authorization and Enforceability. The Company has full corporate power and authority to execute and deliver the Transaction Documents and each other document or instrument contemplated as being executed and delivered by the Company under this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each other Transaction Document to be executed by it in connection herewith, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Company. Each of this Agreement and each other Transaction Document to be executed by the Company in connection herewith has been duly executed and delivered by the Company, and, when duly executed and delivered by the other parties hereto or thereto, shall constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.4. Capitalization and Voting Rights.

(a) Capital Stock. The authorized capital of the Company consists, or will consist immediately prior to the Closing, of: (i) 100,000,000 shares of Common Stock, par value $0.0015 per share (“Common Stock”), of which 64,620,863 shares of Common Stock are issued and outstanding and (ii) 1,000,000 shares of Convertible Preferred Stock, par value $10.00 per share, of which there are no shares issued and outstanding. Except as contemplated herein, in Schedule 2.4, there are no outstanding options, warrants, conversion rights, preemptive rights, rights of first refusal, or similar rights presently outstanding to purchase or otherwise acquire from the Company any securities of the Company and no agreements or understandings with respect thereto.

(b) The issued and outstanding shares of Common Stock are duly and validly authorized and issued, fully paid and nonassessable, and are registered or were issued pursuant to an exemption from the registration or qualification provisions of the Securities Act of 1933, as amended (the “Securities Act”) and any relevant state securities laws.

(c) The Company is not a party or subject to any agreement or understanding between the Company and any person which affects or relates to the voting or giving of written consents with respect to any security or by any director of the Company. The Company’s fully-diluted capitalization immediately following the Closing shall be as set forth on Exhibit E hereto.

2.5. Litigation. Except as set forth in Schedule 2.5, there is no action, suit or proceeding, or, to the Company’s knowledge, investigation pending or currently threatened against the Company that questions the validity of this Agreement, or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financially or otherwise or any change in the current equity ownership of any Subsidiary. The foregoing includes, without limitation, actions, suits or proceedings or, to the best of the Company’s knowledge, investigations pending or threatened involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. For purposes of this Agreement, that which is “known to the Company” or that is within “the Company’s knowledge” or words or phrases of similar import shall mean the actual knowledge of the Company’s Chief Executive Officer, President or Chief Financial Officer, after due inquiry.

2.6. Compliance with Other Instruments.

(a) The Company is not in violation or default of any provision of its respective Certificate of Incorporation, as amended and restated (“Certificate”) or Bylaws, or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of this Agreement

(including the Security Agreement dated as of the date hereof), and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any material lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or non-renewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties.

(b) To the Company’s knowledge, the Company has not performed any act, the occurrence of which would result in the Company’s loss of any right granted under any license, distribution or other agreement.

2.7. Company Financials. The Company has delivered to the Lenders its unaudited consolidated financial statements (balance sheet, profit and loss statement and statement of cash flows) as at and for the three-month period ended December 31, 2003 and its audited consolidated financial statements for the fiscal year ended September 30, 2003 (the “Company Financial Statements”. The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and consistently with each other, except that the unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal non-material year-end audit adjustments. Except as set forth in the Financial Statements, all liability reserves established by the Company are adequate in all material respects, and the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2003 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all three cases, individually or in the aggregate, are not material to the financial condition or operating results of any of the Company when considered as a whole. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with U.S. generally accepted accounting principles.

2.8. Intellectual Property. The Company owns or possesses sufficient legal rights to all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, licenses, know-how, concepts, computer programs or applications (in both source and object code form) and technical documentation for such programs, technical data, proprietary rights, proprietary processes, Internet domain names and other information necessary for its business as now conducted and as currently proposed to be conducted (each such item “Company Intellectual Property”). Schedule 2.8 contains a complete list of patents, patent applications, registered trademarks, service marks and registered copyrights of the Company throughout the world and applications therefor pending or under preparation and registrations, renewals, extensions and the like thereof. No order, holding or judgment has been rendered by any governmental or judicial authority that limits the Company’s use of the Company Intellectual Property. Except for proprietary information agreements with its own employees or consultants, and with the exception of standard end-user license agreements, there are no outstanding options, licenses, or agreements of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses, or agreements of any kind with respect to the patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, licenses, know-how, concepts, computer programs or applications (in both source and object code form) and technical documentation for such programs, technical data, proprietary rights, proprietary processes, Internet domain names and information of any other person or entity (“Others’ Intellectual Property”). The Company has not received any communications alleging, nor does the Company have reason to believe that the Company or any of its employees, agents, consultants or contractors has violated or, by conducting the Company’s business as currently proposed, would violate any Others’ Intellectual Property, and does not know of any reasonable basis therefor or threat thereof. Except as set forth on Schedule 2.8, the Company is not aware that any of its employees, agents, consultants or contractors is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any governmental or judicial authority, that would interfere with the use of such person’s or entity’s best efforts to promote the interests of the Company, or that would conflict with the Company’s business as proposed to be conducted. The Company is not aware of any violation or infringement by a third party of any of the Company Intellectual Property. Neither the execution nor the delivery of this Agreement or the Transaction Documents, nor the carrying on of the Company’s business by the employees, agents, consultants or contractors of the Company, nor the conduct of the Company’s business as currently proposed, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which the Company or any of such employees, agents, consultants or contractors is now obligated. The Company does not plan to utilize, and does not believe it is or will be necessary to utilize, any inventions of any of its employees (or people it currently intends to hire) made prior to their employment or engagement by the Company.

2.9. Employee Benefit Plans. The only employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), welfare benefit plans (as defined in Section 3(1) of ERISA), bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive or other written compensation plan or arrangements and other material employee fringe benefit plans presently maintained by or contributed to by the Company, are those listed in Schedule 2.9.

2.10. Business Carried on in Ordinary Course. Except as set forth on Schedule 2.10, the business of the Company has been carried on in the ordinary course since September 30, 2003, and the Company has not, since September 30, 2003, sold or otherwise disposed of any of its assets except in the ordinary course of business.

2.11. Absence of Unusual Transactions. Since September 30, 2003, except as set forth in Schedule 2.11, the Company has not:

(i) except as disclosed in the Financial Statements suffered an operating loss or any extraordinary loss, or waived any rights of substantial value, or entered into any commitment or transaction not in the ordinary course of business where such loss, rights, commitment or transaction is or would be material in relation to the Company or the business, as the case may be;

(ii) mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of the Company’s assets;

(iii) entered into any lease or sublease of real property or exercised any purchase options or rights of first refusal contained in any of the leases, or terminated, surrendered, canceled or assigned any of its properties demised under the leases, or any part thereof;

(iv) written down the value of any assets (including write-downs by reason of shrinkage or mark-down), other than depreciation in the ordinary course of business, consistent with past practices and in accordance with U.S. generally accepted accounting principles;

(v) cancelled any material debts or waived any claims or rights other than in the ordinary course of business;

(vi) sold, transferred, or otherwise disposed of any properties or assets other than in the ordinary course of business;

(vii) disposed of or permitted to lapse any rights to the use of any of its intellectual property or disposed of or disclosed to any person any trade secret, formula, process or know-how not thereto for a matter of public knowledge other than disclosures to third parties made in the ordinary course of business;

(viii) granted any increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increases in the compensation payable or to become payable to any officer or employee, except for increases granted in the ordinary course of business consistent with past practices, or entered into or amended any employment, consulting or similar agreement or made any agreement or commitment to pay any severance or similar compensation;

(ix) accepted any resignation or termination of employment of any director, officer or key employee of the Company, nor does the Company have any knowledge of the impending resignation or termination of employment of any such person;

(x) made any single capital expenditure or commitment in excess of $25,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of $25,000 for additions to property, plant, equipment or intangible capital assets;

(xi) declared, paid or set aside for payment any dividend or other distribution in respect of its equity securities or redeemed, purchased or otherwise acquired, or offered, sold or issued, directly or indirectly, any equity or other securities of the Company (including options, warrants or rights to acquire securities), or merged or consolidated with any person, or adopted any plan of liquidation or dissolution or other reorganization, or acquired the stock, assets or business of any other person;

(xii) paid, distributed, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its stockholders, or any officers or directors of the Company or any of its stockholders, or any other “affiliate” of the Company or any of its stockholders or any of their respective officers or directors, or any “associate” (as such terms are defined in Rule 405 under the Securities Act) of any of the foregoing persons;

(xiii) entered into any settlement for Tax purposes (or had any such settlement made on its behalf);

(xiv) incurred any liabilities or obligations (absolute, accrued, contingent or otherwise, including by way of surety or guaranty) for the borrowing of money or the payment of money other than payment liabilities incurred in the ordinary course of business consistent with past practices;

(xv) paid, discharged or satisfied any claim, liabilities or obligations (absolute, accrued, contingent or otherwise) other than payment, discharge or satisfaction in the ordinary course of business consistent, where applicable, with past practices;

(xvi) authorized or agreed or otherwise become committed to do any of the foregoing; or

(xvii) made a change in the accounting methods, practices or policies of the Company, other than in accordance with generally accepted accounting principles.

2.12. No Guaranties, etc. Except as set forth in Schedule 2.12, the Company is not a party to or bound by any agreement of guaranty, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, corporation or other entity, except in the ordinary course of business.

2.13. Debt. Except as set forth in Schedule 2.13, the Company has not, since September 30, 2003, incurred any indebtedness, other than in the ordinary course of the Company’s business and has not issued any debt securities.

2.14. Employment Matters.

(a) Except as set forth in Schedule 2.14, the Company is not a party to any written or, to the Company’s knowledge, oral employment, service, union, pension, deferred profit sharing, benefit, bonus or other similar agreement or arrangement and none of such agreements contains any specific agreement as to notice of termination or severance pay in lieu thereof. The Company is not in arrears in the payment of any contribution or assessment required to be made to any such plan as in effect, whether such payment is deferred, contingent or otherwise. The Company does not have any employees who cannot be dismissed on reasonable notice.

(b) The Company has not made any agreements with any labor union or employee association or made commitments to or conducted negotiations with any labor union or employee association with respect to any future agreements. The Company is not required to recognize any union or employee association representing the employees or any agent having bargaining rights for the employees.

(c) To the Company’s knowledge, it is not liable for any damages to any employee or former employee resulting from the violation of any applicable employment law or employment agreement, nor to the Company’s knowledge is any employee in violation of any of its past employment agreements. To the Company’s knowledge, the Company is not presently intending to hire or is not otherwise in negotiation with any potential employee, consultant or other service provider who may be subject to restrictive covenants resulting from any previous employment or engagement nor are any existing employees, consultants or service providers of the Company subject to restrictive covenants resulting from prior employment or engagements with other persons.

2.15. Title to Property. Except as set forth in Schedule 2.15, the Company is the owner of all of its property with good, valid and marketable title thereto, free and clear of any mortgage, lien, charge, security interest, adverse claim or other encumbrance whatsoever except for liens for current taxes not yet due and payable. The Company neither owns nor has any interest in, nor is a party to any agreement to purchase any real property. All facilities, equipment, fixtures, vehicles and other properties owned, leased or used by the Company that are material to the business are in good operating condition and repair and are reasonably fit and able for the purposes for which they are being used. All of the assets, tangible and intangible, used in the operation of the business of the Company are owned, leased or licensed by the Company and are sufficient to permit the Company to operate its business following any Closing in the same manner as prior to such Closing.

2.16. Material Contracts.

(a) Except as set forth on Schedule 2.16, the Company has not received notice that any party to any material contract intends to cancel, amend or terminate any such agreement.

(b) Except as set forth on Schedule 2.16, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

(c) Except for the Transaction Documents, and except as set forth Schedule 2.16, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that are outside the Company’s ordinary course of business or that involve (i) obligations (contingent or otherwise) of or payments to or by the Company in excess of $10,000, (ii) employment or severance of officers or employees, or the hiring of consultants, (iii) bonus, pension, profit-sharing, retirement, stock purchase, stock option, hospitalization, medical insurance or any similar plan, contract or understanding, with any person, (iv) the borrowing of money or the placement of any lien on any of the Company’s assets, (v) a guaranty of any obligation for borrowed money or otherwise, (vi) the leasing, whether as lessor or lessee, of real or personal property, (vii) the payment of broker’s fees, finder’s fees or similar fees, (viii) the issuance of equity securities (or instruments convertible into equity securities) of the Company, (ix) the repurchase or retirement of equity securities (or instruments convertible into equity securities) of the Company, (x) the license or assignment of any patent, copyright, trade secret or other proprietary right to or from the Company, (xi) the grant of rights to manufacture, produce, assemble, license, market, or sell its products or services to any other person or affect the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products or services, (xii) restrictions on the Company’s ability to conduct business anywhere in the world or to compete with any person, (xiii) confidentiality or non-disclosure obligations, (xiv) partnerships, joints ventures or similar arrangements, (xv) the granting of registration rights by the Company to any person, (xvi) any arrangements by which the Company shares profits with another entity, other than a wholly-owned subsidiary of the Company, or (xvii) any other contract, agreement or understanding that is material to the Company, taken as a whole or that, if breached, would have a material adverse effect on the Company taken as a whole. True and complete copies of all the foregoing contracts have been made available to the Lenders or to the Lenders’ counsel.

(d) All the contracts, agreements and instruments set forth in Schedule 2.16 are valid, binding and in full force and effect, and are enforceable by the Company in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The Company is not in default under any contract to which it is a party, and, to the knowledge of the Company, no other party to any such contract is in default.

2.17. Tax and Government Returns.

(i) Except as set forth on Schedule 2.17, the Company has duly filed in a timely manner all Returns required to be filed by it (including any and all Tax elections available to the Company in relation to such Returns) as to which the nonfiling or late filing thereof could result in interest or penalties, has made complete and accurate disclosure in such

Returns and has paid all Taxes shown on such Returns as being due and payable and has also paid all assessments and reassessments and all other Taxes, governmental charges, penalties, interest and fines due and payable by the Company up to the date hereof. The Company has made adequate reserves for the Taxes that are payable during the current fiscal period for which Returns are not yet required to be filed. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or reassessment of income tax or the filing of any Return by, or payment of any Tax by, or levying of any governmental charge against, the Company. There are no actions, audits, assessments, reassessments, suits, proceedings, investigations or claims now pending or, to the Company’s knowledge, threatened against the Company in respect of Taxes or any matters under discussion with any governmental authority relating to Taxes or governmental charges asserted by any such authority. The Company has never been the subject of an audit. There are no Tax liens on any assets of the Company, except for liens for Taxes not yet due and payable. To the Company’s knowledge, no taxing authority in a jurisdiction where the Company does not file Returns has made a claim, assertion or threat that the Company is or may be subject to taxation by such jurisdiction. The Company has not been a member of a consolidated, combined or unitary group for federal or state income tax purposes. The Company is not and has not been a party to any Tax sharing agreement. The Company has withheld from each payment made by it the amount of all Taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxing or other authority within the time prescribed under any applicable legislation or regulation. The Company has not filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1986, as amended (the “Code”), relating to collapsible corporations.

(ii) The Company has not (i) been the subject of a Tax ruling that has continuing effect, (ii) been the subject of a closing agreement with any taxing authority that has continuing effect, or (iii) granted a power of attorney with respect to any Tax matters that has continuing effect, except for any of the foregoing that would not reasonably be expected to have a material adverse effect on the Company’s business or properties. The Company has not agreed to make nor is it required to make any adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise. The Company has not made nor is obligated to make any payment which would be an excess parachute payment for purposes of Section 280G of the Code.

(iii) “Tax”, and the correlative term “Taxes”, for purposes of this Agreement, means any taxes, assessments, duties, fees, levies, imposts, deductions, withholdings, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gain taxes, or other governmental charges of any nature whatsoever imposed by any government or taxing authority of any country or political subdivision of any country and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon, and includes any liability of the Company arising under any tax sharing agreement to which it is or has been a party or any liability for Taxes of another person by contract, as a transferee of successor, under Treas. Reg. § 1.1502-6 or analogous state, local, or foreign law provision, or otherwise. For purposes of this Agreement, “Return” shall mean any report, return, statement, estimate, declaration, notice, form or other information required to be supplied to a taxing authority in connection with Taxes.

2.18. Compliance with Applicable Laws, etc. The Company is conducting its business in compliance with all applicable laws (including environmental laws), rules and regulations of each jurisdiction in which its business is carried on and is not in breach of any such laws, rules or regulations, except where the failure to so conduct its business or where any such breach would not have a material adverse effect on the Company’s business or properties. The Company is duly licensed, registered or qualified in each jurisdiction in which the Company owns or leases its assets or carries on the business, except as would not have a material adverse effect on the Company’s business or properties, to enable the business to be carried on as now conducted and its property and assets to be owned, leased and operated, and all such licenses, registrations and qualifications are valid and subsisting and in good standing and none of the same contains any material term, provision, condition or limitation which has a material adverse effect on the operation of the business. The Company has not received any notification of any asserted present or past failure by the Company to comply in any material respect with any laws, rules or regulations.

2.19. Offering Valid. Assuming the accuracy of the representations and warranties of the Lenders contained in Section 3 hereof, the offer, sale and issuance of the Securities (as defined in Section 3 hereof) will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or will be exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell, or has offered to sell, or will offer to sell, all or any part of the Securities to any person or persons so as to bring the sale of such Securities by the Company within the registration provisions of the Securities Act.

2.20. Insurance. The Company maintains valid, legal, binding and enforceable policies of insurance with respect to its properties and business of the kinds and in the amounts not less than is customarily obtained by corporations engaged in the same or similar business and similarly situated. A list of the Company’s insurance is available upon request by the Lenders, and copies of the Company’s insurance certificates shall be delivered to the Lenders within thirty (30) days of the Closing.

2.21. Related Party Transactions. No employee, officer, stockholder or director of the Company or member of his or her family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary or bonuses for services previously rendered, (ii) as reimbursement for reasonable expenses incurred on behalf of the Company, (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company) or

(iv) as set forth on Schedule 2.21. To the knowledge of the Company, none of such persons has any direct or indirect ownership interest in any firm or corporation that is an affiliate of the Company or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, stockholders or directors of the Company and members of their immediate families may own stock representing less than 1% equity ownership in publicly traded companies that may compete with the Company. No employee, officer, director, or stockholder of the Company (or any member of their respective immediate families) is, directly or indirectly, a party to any material contract with the Company (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Company).

2.22. Material Adverse Effect. No event has occurred since September 30, 2003 that has had or is likely to have a material adverse effect on the business, financial condition or prospects of the Company, taken as a whole.

2.23. Books and Records. The Company has maintained in all material respects complete, current and correct copies of: (a) its Certificate of Incorporation, Bylaws, and other organizational documents; (b) its stockholder records; and (c) the minutes, written consents, resolutions and other material records of the meetings and other official proceedings of the stockholders and directors of the Company.

2.24. Company SEC Documents. The Company has timely filed with the Securities and Exchange Commission (the “Commission”) all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 2000 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”) or the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”) (such documents, as supplemented and amended since the time of filing, collectively, the “Company SEC Documents”). The Company SEC Documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (and, in the case of any prospectus, in light of the circumstances under which they were made), not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of the Company included in the Company SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly presented (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments consistent with past practice), in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, the Nasdaq Stock Market, Inc., any stock exchange or any other comparable governmental authority.

3. Representations and Warranties of the Lenders. In connection with the transactions provided for herein, each Lender hereby represents and warrants to the Company that:

3.1. Purchase Entirely for Own Account. Each Lender acknowledges that this Agreement is made in reliance upon such Lender’s representation to the Company that the Securities (as defined below) being acquired by such Lender will be acquired as an investment for such Lender’s own account, and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Lender has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Lender further represents that such Lender does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation’s to such person or to any third person, with respect to such Lender’s Note, Warrant and related equity securities into which they are convertible (the “Securities”).

3.2. Authorization and Enforceability. Each of this Agreement and each other Transaction Document to be executed by such Lender in connection herewith has been duly executed and delivered by such Lender, and, when duly executed and delivered by the other parties hereto or thereto, constitutes, a legal, valid and binding obligation of such Lender, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3. Disclosure of Information. Each Lender represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

3.4. Investment Experience. Each Lender is experienced in investing in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. Each Lender that is not a natural person also represents it has not been organized solely for the purpose of acquiring the Securities.

3.5. Accredited Investor. Each Lender is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect and each Lender’s domicile or principal place of business is as set forth on the signature pages hereto.

3.6. Restricted Securities. Each Lender understands that the Securities are characterized as “restricted” under the federal securities laws, inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, each Lender represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.7. Further Limitations on Disposition. Without in any way limiting the representations set forth above, each Lender further agrees not to make any disposition of all or any portion of the securities unless and until:

(a) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) (i) such Lender shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, such Lender shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144(k) except in extraordinary circumstances.

3.8. Legends. It is understood that the Securities issued pursuant to this Agreement shall bear a legend substantially similar to the following :

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS (COLLECTIVELY, THE “ACTS”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER ALL APPLICABLE ACTS OR UNLESS AN OPINION OF COUNSEL IS DELIVERED OT THE ISSUER IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

4. Covenants of the Company.

4.1. Company Debt. The Company after the date hereof shall not (a) grant any lien, pledge or other security interest with respect to any indebtedness for borrowed money of the Company or (b) except in respect of indebtedness issued under this Agreement, incur any indebtedness for borrowed money (except indebtedness to the Company) in excess of $10,000 after the date hereof without the prior written consent of Lenders holding a majority of the aggregate principal amount of Notes outstanding, which consent may not be unreasonably withheld. In all events, any additional indebtedness incurred by the Company shall be subordinate to the indebtedness incurred to the Lenders pursuant to the Notes.

4.2. Perfection of Security Interest. The Company will do, execute, acknowledge or deliver, or cause to be done, executed, acknowledged or delivered, all such further acts, deeds, conveyances, mortgages, assignments, transfers and assurances as may be necessary or desirable or as the Lenders may reasonably require for the perfection of the lien in the Collateral, as defined and provided for in the Security Agreement.

4.3. Right of First Refusal. The Company hereby grants to the Lender and its affiliates a right of first refusal with respect to future financings by the Company. Each time the Company proposes to enter into a credit facility or a promissory note and/or warrant purchase agreement with any other potential lender, the Company shall first give written notice (the “Finance Notice”) of such intention to the Lender. The Finance Notice shall include the name of the proposed lender and the proposed terms and all other matters relating to such financing and shall be accompanied by a copy of a final letter of intent of the proposed lender to provide such financing (the “Proposed Financing”). Not later than fifteen (15) business days after delivery of the Finance Notice, the Lender shall deliver to the Company a written notice (the “Lender’s Notice”) stating whether such Lender has decided to provide such Proposed Financing on substantially similar terms, in which case the Company shall obtain such Proposed Financing from the Lender. If the Lender does not deliver such Lender’s Notice, the Lender shall be deemed to have declined to provide the Proposed Financing.

4.4. Financial Statements. The Company will furnish to each of the Lenders, as soon as available, but in any event no later than 30 days after the signing of this Agreement, consolidated balance sheets of the Company for the fiscal quarter ending March 31, 2004, and related statements of income, shareholders’ equity and cash flows of the Company and any subsidiaries for such fiscal quarter and for such period from the beginning of such fiscal year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis and reviewed without exception or qualification by independent certified public accountants.

4.5. Bridge Loan Documents. The Company will furnish to each of the Lenders, as soon as available, but in any event no later than 30 days after the signing of this Agreement, the documentation relating to the bridge loan with Mitchell Sleeper which is currently in default.

5. Closing.

5.1. Conditions to Obligations of the Lenders. The obligations of the Lenders at the Closing are subject to the fulfillment, on or prior to Closing, of all of the following conditions, any of which may be waived in whole or in part by the Lenders:

(a) The representations and warranties made by the Company in Section 2 hereof shall have been true and correct when made, and shall be true and correct in all respects on Closing.

(b) If necessary, the Company shall have amended the Certificate to duly and validly authorize and create that number of shares of Common Stock sufficient to permit any conversion of the Notes and Warrants.

(c) At the Closing, the sale and issuance by the Company, and the purchase by the Lenders, of the Notes and Warrants shall be legally permitted by all laws and regulations to which the Lenders or the Company are subject.

(d) All claims and debts of the Company shall have been either eliminated or subordinated to the obligations of the Company to the Lenders pursuant to the Transaction Documents on terms satisfactory to the Lenders.

(e) The Lenders shall have completed limited accounting due diligence.

(f) The Lenders shall have completed limited legal due diligence, including but not limited to the review of the contracts and organizational documents of the Company.

(g) The Company shall have duly executed and delivered to the Lenders the following documents:

(i) this Agreement;

(ii) the Notes;

(iii) the Warrants;

(iv) the Security Agreement;

(v) the Registration Rights Agreement in a form substantially similar as that set forth as Exhibit F hereto;

(vi) all UCC-1 documents and instruments which the Lenders may reasonably request to perfect their security interests in the collateral described in the Security Agreement;

(vii) The Company shall deliver to the Lenders a good standing certificate from the State of Delaware, dated within ten (10) days of the Closing;

(viii) a certificate signed by the President of the Company, dated the date of the Closing, stating that the conditions set forth in (a) through (d) of Section 5.1 are satisfied; and

(ix) a certificate of the Company’s Secretary, dated the date of the Closing, to the effect that (i) attached thereto is a true and complete copy of the Certificate and Bylaws in effect on the date thereof, (ii) the Certificate and Bylaws are sufficient in form and substance to permit the transactions contemplated by this Agreement and the Transaction Documents, (iii) the Company is in good standing based on an attached good standing certificate from the State of Delaware dated as of a recent date not more than ninety (90) days prior to the Closing date, and (iv) attached thereto are certified copies of the resolutions duly adopted by the Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the Transaction Documents, and the issuance and sale of the Notes and Warrants.

(h) Copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder (including, without limitation, waivers of all preemptive rights and rights of first refusal), except with respect to securities compliance filings required or permitted to be made by the Company after the Closing, which the Company shall make on a timely basis.

(i) All corporate and legal proceedings taken by the Company in connection with the transactions contemplated by this Agreement and all original or certified copies of such other documents relating to this transaction as the Lenders shall reasonably request.

5.2. Conditions to Obligations of the Company. The obligations of the Company at the Closing are subject to the fulfillment, on or prior to Closing, of all of the following conditions, any of which may be waived in whole or in part by the Company:

(a) The representations and warranties made by the Lenders in Section 3 hereof shall have been true and correct when made, and shall be true and correct in all material respects on Closing.

(b) Except for any notices required or permitted to be filed after the Closing with certain federal and state securities commissions, the Company shall have obtained all governmental and third party consents, approvals or acknowledgments required in connection with the sale and issuance of the Notes and Warrants.

(c) At the Closing, the sale and issuance by the Company, and the purchase by the Lenders, of the Notes and Warrants shall be legally permitted by all laws and regulations to which the Lenders or the Company are subject.

6. Miscellaneous.

6.1. Indemnification.

(a) The Company hereby agrees to indemnify, defend and hold harmless the Lenders and their respective affiliates, directors, officers, trustees, employees and representatives (any of the foregoing, a “Lender Indemnified Party”), from and against any loss, liability, claim, obligation, damage, deficiency, costs and expenses, fines or penalties, including interest, reasonable attorneys’ fees and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (“Losses”) suffered, sustained, incurred or required to be paid by any such Lender Indemnified Party due to, based upon or arising out of any material inaccuracy in, or any material breach by the Company of, a representation or warranty of the Company contained in this Agreement or in the Transaction Documents. The Company shall pay the Lender Indemnified Party, in cash, for all Losses.

(b) Each Lender hereby agrees to indemnify, defend and hold harmless the Company and its affiliates, directors, officers, trustees, managers, employees and representatives (any of the foregoing, a “Company Indemnified Party”), from and against any Losses suffered, sustained, incurred or required to be paid by any such Company Indemnified Party due to, based upon or arising out of any material inaccuracy in, or any material breach of, a representation or warranty of such Lender contained in this Agreement.

(c) Each of the parties hereto agrees that each Lender, at his option (and without limiting any other remedies available to him), may elect that any indemnification payment required to be made by the Company under paragraph (a) above (or otherwise) to such Lender, be made in the form of additional shares of Common Stock having an aggregate fair market value equal to such Losses, in lieu of payment in cash. The Company will take all action necessary such that any such shares will be duly authorized, fully paid and nonassessable.

(d) The indemnification in this Section 6.1 (with respect to the Company and the Lenders) shall survive for a period of one year from the date of this Agreement or until all principal and interest on the Notes is repaid in full or converted pursuant to its terms, whichever occurs later.

6.2. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed entirely within the Commonwealth of Massachusetts, without regard to the conflicts of law principles thereof. The Company and each of the Lenders irrevocably consent to the jurisdiction of the courts of the Commonwealth of Massachusetts or the federal courts located in that state in connection with any lawsuit, action or proceeding arising out of or relating to this Agreement.

6.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.5. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to such party at the address set forth below, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

If to the Company:

Earthworks Entertainment, Inc.

324 Dutura St.

West Palm Beach, FL 33314

Attn: Peter Keefe

Telephone No.: (310) 589-0227

Facsimile No.: (310) 589-3985

If to a Lender, to the appropriate address or facsimile number set forth on the signature page to this Agreement,

with a copy to:

Dechert LLP

4000 Bell Atlantic Tower

1717 Arch Street

Philadelphia, PA 19103

Attn: Christopher G. Karras, Esq.

Telephone No.: 215-994-4000

Facsimile No.: 215-994-2222

6.7. Finder’s Fee. Each party represents that it neither is nor will be obligated to pay any finder’s fee or commission in connection with this transaction, except that the Company shall pay certain fees as set forth in the engagement letter dated as of May 5, 2004 by and between the Company and C.P. Baker Securities, Inc. Each Lender agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which such Lender or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Lenders from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees, or representatives is responsible.

6.8. Expenses. The Company shall pay all reasonable costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. The Company shall pay to each Lender all reasonable out-of-pocket costs and expenses incurred by such Lender with respect to the negotiation, execution, delivery and performance of this Agreement and the other Transaction Documents. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.9. Entire Agreement: Amendments and Waivers. This Agreement, the Transaction Documents and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any term of this Agreement and the Notes may be amended and the observance of any term of this Agreement and the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Lenders. Any waiver or amendment effected in accordance with this section shall be binding upon the Lenders, each future holder of the Notes and the Company.

6.10. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Note and Warrant Purchase Agreement as of the date first above written.

The Company:	EARTHWORKS ENTERTAINMENT, INC.

	By:	/s/ Peter Keefe
	Name:	Peter Keefe
	Title:	Chief Executive Officer

The Lenders:	By:	/s/ Christopher P. Baker
Christopher P. Baker

c/o C.P. Baker & Co., Ltd. 303 Congress Street Suite 301 Boston, MA 02210 Facsimile: (617) 439-4450

ANASAZI PARTNERS III, LLC

	By:	C.P. Baker, LLC, the sole Manager of the Fund

		By:	/s/ Christopher P. Baker
Authorized Person
		Name:	Christopher P. Baker

c/o C.P. Baker & Co., Ltd. 303 Congress Street Suite 301 Boston, MA 02210 Facsimile: (617) 439-4450

ANASAZI PARTNERS III OFFSHORE, LTD.

By:	C.P. Baker, LLC, the Manager of the Fund

	By:	/s/ Christopher P. Baker
Authorized Person
Name: Christopher P. Baker

c/o C.P. Baker & Co., Ltd. 303 Congress Street Suite 301 Boston, MA 02210 Facsimile: (617) 439-4450

CIMAROLO PARTNERS, LLC

By:	C.P. Baker, LLC, the sole Manager of the Fund

	By:	/s/ Christopher P. Baker
Authorized Person
Name: Christopher P. Baker

c/o C.P. Baker & Co., Ltd. 303 Congress Street Suite 301 Boston, MA 02210 Facsimile: (617) 439-4450

PFK ACQUISITION II, LLC

By:	/s/ Paul Klapper
Paul Klapper

160 Spear Street Suite 230 San Francisco, CA 94105

ANASAZI PARTNERS II, LLC

By:	C.P. Baker, LLC, the sole Manager of the Fund

	By:	/s/ Christopher P. Baker
Authorized Person
Name: Christopher P. Baker

c/o C.P. Baker & Co., Ltd. 303 Congress Street Suite 301 Boston, MA 02210 Facsimile: (617) 439-4450